EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the MOD-PAC CORP 2002 Stock Option Plan, the MOD-PAC CORP 2002 Director Stock Option Plan, and the MOD-PAC CORP Employee Stock Purchase Plan of our report dated January 24, 2003, except for Note 1 as to which the date is February 20, 2003, and Note 3 as to which the date is March 13, 2003, with respect to the consolidated financial statements of MOD-PAC CORP incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002 and our report dated March 25, 2003 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York

June 6, 2003

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